Exhibit 3.30

OPERATING AGREEMENT

This OPERATING AGREEMENT (“Agreement”) is made and entered into as of the 19th day of January, 2007, by Sun-Dollar, L.P., a California limited partnership, as the sole member (the “Member”) of South Boston FF&E, LLC, a Delaware limited liability company (the “Company”).

BACKGROUND

WHEREAS, the Company was formed by the filing of a Certificate of Formation (the “Certificate of Formation”) in the Office of the Secretary of State of the State of Delaware on January 19, 2007; and

WHEREAS, the Member desires to enter into this Agreement to define and express its rights and obligations with respect to the operation of the Company as a limited liability company under the Delaware Limited Liability Company Act, as the same may be amended (the “Act”);

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein, the parties agree as follows:

1.             Effective Date; Term.

1.1           Effective Date.  This Agreement shall be effective for all purposes upon the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware (the “Effective Date”).

1.2           Term.  The existence of the Company shall commence upon the Effective Date and shall be perpetual unless dissolved sooner pursuant to the Act and Section 14 of this Agreement.

2.             Purpose.  The Company has as its purpose engaging in all lawful business for which limited liability companies may be organized under the Act.

3.             Registered Office; Registered Agent.  The address of the Company’s principal office is 100 Mission Ridge, Goodlettsville, Tennessee 37072.  The name and address of the Company’s registered agent in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

4.             Management.

4.1           Board of Managers.  The Member shall appoint Managers to a Board of Managers, consisting of such number of Managers of the Company as the Member may from time to time determine by resolution.  Vacancies on the Board of Managers may be filled by the remaining members of the Board of Managers or by the Member.

4.2           Power and Authority.  The Board of Managers shall manage the business and affairs of the Company.  Only Managers and agents of the Company authorized by the Board of Managers shall have the authority to bind the Company.  The Board of Managers, on behalf of the Company, shall have the power to do any and all acts necessary to, convenient for, or in furtherance of the business and affairs of the Company; provided, however, that the Board of Managers shall not, without the prior consent of the Member, (a) sell all or substantially all of the assets of the Company, (b) make any amendment to this Agreement or the Certificate of Formation, (c) cause the Company to consolidate, merge, or take any similar action, or (d) cause the Company to dissolve or file on behalf of the Company a voluntary petition in bankruptcy.

4.3           Officers and Agents.  The officers of the Company shall be a President, a Vice President, a Controller, a Secretary, a Treasurer, and Assistant Treasurer, and such other officers, including other Vice Presidents, as may be from time to time appointed by the Board of Managers or by the Member.  One person may simultaneously hold more than one office except the President may not simultaneously hold the office of Secretary.  Each officer shall serve at the pleasure of the Board of Managers or the Member and until his or her successor shall have been appointed, or until his or her death, resignation or removal.  An officer may resign at any time by delivering notice to the Company.  Such resignation is effective when such notice is delivered unless such notice specifies a later effective date.  An officer’s resignation does not affect the Company’s contract rights, if any, with the officer.

4.4           Duties of Officers.

a.             President.  The President of the Company shall have general supervision over the active management of the business of the Company.  The President shall have the general powers and duties of supervision and management usually vested in the office of the President of a company and shall perform such other duties as the Board of Managers or Member may from time to time prescribe.

b.             Vice President.  The Vice President or Vice Presidents (if any) shall be active executive officers of the Company, shall assist the President in the active management of the business, and shall perform such other duties as the Board of Managers or the Member may from time to time prescribe.

c.             Treasurer and Assistant Treasurer.  The Treasurer or Assistant Treasurer shall have custody of the Company’s funds and securities, shall deposit or cause to be deposited all monies and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers or the Member.  The Treasurer or Assistant Treasurer shall disburse or cause to be disbursed the funds of the Company as required in the ordinary course of business or as may be ordered by the Board of Managers or member, taking proper vouchers for such disbursements, and shall render to the President, the Member, and Board of Managers at the regular meetings of the Board of Managers, or whenever they may require it, an account of all of his or her or her transactions as Treasurer or Assistant Treasurer and the financial condition of the Company.  He or she shall perform such other duties as may be incident to the office or as prescribed from time to time by the Board of Managers.

d.             Controller.  The Controller shall keep or cause to be kept full and accurate account of receipts, disbursements, assets and liabilities, in books belonging to the Company in accordance with generally accepted accounting principles.

e.             Secretary.  The Secretary shall attend all meetings of the Board of Managers and all meetings of the Members and shall prepare and record all votes and all minutes of all such meetings in a book to be kept for that purpose.  He or she shall also perform like duties for any committee when required.  The Secretary shall give, or cause to be given, notice of all meetings of the Members and of the Board of Managers when required, and unless directed otherwise by the Board of Managers, shall keep a record containing the names of all persons who are Members of the Company, showing their place of residence and the percentage ownership of each of them.  The Secretary shall have the responsibility of authenticating records of the Company.  The Secretary shall perform such other duties as may be prescribed from time to time by the Board of Managers.

f.              Other Officers.  Other officers appointed by the Board of Managers or Member shall exercise such powers and perform such duties as may be delegated to them.  The Member or the Board of Managers shall appoint, by written resolution, officers and agents of the Company to whom the Member or the Board of Managers may delegate, by written resolution, such duties, responsibilities, and authority as the Member or the Board of Managers may desire.  Any officer may be removed by the Member or the Board of Managers at any time by written resolution. The removal shall be without prejudice to the contract rights, if any, of any person so removed.

5.             Contributions.  The Member shall not be obligated to make capital contributions to the Company.

6.             Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member.

7.             Distributions.  Distributions shall be made to the Member at such times and in such amounts as determined by the Member and permitted by applicable law.

8.             Elections.  The Member may make any tax elections for the Company that are permitted under the Internal Revenue Code of 1986, as amended, under the tax laws of any state or other jurisdiction having taxing authority over the Company.

9.             Transferability of Membership Interest.  Expect as the Member may agree in writing, the interest of the Member in the Company is transferable, either voluntarily or by operation of law.  The Member may sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate, encumber, or otherwise transfer all or a portion of its interest in the Company (including as security).  Upon the transfer of the interest, the transferee shall be admitted as a member of the Company.

10.          Admission of Additional Members.  Additional members may be admitted to the Company at the Member’s direction.  In the event that any additional member is admitted, this Agreement shall be construed to apply to all members and the additional member(s) shall be required to enter into, ratify, or approve this Agreement or execute a new operating agreement upon the termination of this Agreement by the Member.  Unless otherwise stated herein or required by the Act (or any other law or regulation to which the Company is subject), if additional members have been admitted to the Company and this Agreement has not been terminated or modified, the decisions of the members owning at least a majority of the membership interests in the Company shall constitute the decisions of the Member for the purposes of the interpretation of this Agreement.

11.          Liability of the Member.  The Member shall not have any liability for the debts, obligations or liabilities of the Company or for the acts or omissions of any other member, director, officer, agent or employee of the Company except to the extent provided in the Act.  The failure of the Member to observe any formalities or requirements relating to the exercise of the powers of the Member or the management of the business and affairs of the Company under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the Company.

12.          Title to Company Property.  All real and personal property shall be acquired in the name of the Company, and title to any property so acquired shall vest in the Company rather than in the Member.

13.          Indemnification.  The Company shall indemnify the Member and those authorized agents of the Company identified in writing by the Member as entitled to be indemnified under this section for all costs, losses, liabilities and damages paid or accrued by the Member or any such agent in connection with the business of the Company, to the fullest extent provided or allowed by the Act and the other laws of the State of Delaware.  In addition, the Company may advance costs of defense of any proceeding to the Member or any such agent upon receipt by the Company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company.

14.          Dissolution; Winding Up.

14.1         Dissolution.  The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following:  (a) the written direction of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.  The bankruptcy of the Member or the occurrence of any other event that terminates the continued membership of the Member shall not cause a dissolution of the Company.

14.2         Certificate of Dissolution.  Upon dissolution, the Company shall cease carrying on any and all business, but the existence of the Company shall continue until its affairs have been wound up and a certificate of dissolution has been filed pursuant to the Act.

14.3         Final Distributions.  Upon the winding up of the Company, the Company’s property shall be distributed as follows:  (a) first to creditors, including the Member if the Member is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities; and (b) then to the Member.  Such distributions shall be in cash, property, or both cash and property, as determined by the Member.

15.          Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without giving effect to any of the conflicts of laws or choice of law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

16.          Entire Agreement.  This Agreement and the Contribution Agreement constitute the entire agreement and understanding between the Member and the Company relating to the subject matter hereof.

17.          Amendment.  The Member may amend or modify this Agreement from time to time by written instrument, duly executed.

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IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the date first above written.

SUN-DOLLAR, L.P., Sole Member

By:	South Boston Holdings, Inc., General Partner

By:
David M. Tehle, President

[Signature page to Operating Agreement]